Exhibit 10.1

EXECUTION COPY

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

between

CRANFORD PHARMACEUTICALS, LLC

and

ANI PHARMACEUTICALS, INC.

DATED AS OF FEBRUARY 23, 2017

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS (cont’d)

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS (cont’d)

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

TABLE OF CONTENTS (cont’d)

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Services Agreement
Exhibit C	Matters to be Addressed by the Side Letter

SCHEDULES OTHER THAN DISCLOSURE SCHEDULES

1.1	Affiliate Agreements
1.1(a)	Purchased Inventory
1.1(b)(i)	Knowledge of Purchaser
1.1(b)(ii)	Knowledge of Seller
1.1(c)	Permitted Encumbrances
1.1(d)	Product
1.1(e)	Certain Specified Purchased Documents
1.1(f)	Required Third Party Consents
2.1(a)	Assumed Contracts
2.7(a)	Form of Closing Statement

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Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 23rd day of February 2017, by and between Cranford Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”) and ANI Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Purchaser”).

RECITALS

WHEREAS, Seller holds the rights to manufacture, market, sell and distribute the Product in the Territory (the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.9.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. Without limitation, Mist, Holmdel Pharmaceuticals, LP, and Akrimax shall each be deemed for all purposes hereunder an Affiliate of Seller. Solely for purposes of Section 6.11 and Section 7.1, Cranford Therapeutics LLC and its respective Affiliates shall be deemed Affiliates of Seller.1

“Affiliate Agreements” means those agreements listed on Schedule 1.1.

“Agreement” means this Asset Purchase Agreement.

“Akrimax” means Akrimax Pharmaceuticals, LLC.

“AMP” means the average manufacturer price, as defined at 42 U.S.C. § 1396r-8(k)(1) and 42 C.F.R. § 447.500 et seq.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Ancillary Agreements” means, collectively, the Services Agreement, Bill of Sale, assignments of Assumed Contracts, assumption agreements or other instruments evidencing the assumption by Purchaser of the Assumed Liabilities, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by Purchaser or Seller in connection with the transactions contemplated hereby.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.4(a).

“Audited Financial Statements” shall have the meaning set forth in Section 4.13(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2(b).

“Bill of Sale” means a bill of sale, dated as of the Closing Date, in the form set forth as Exhibit A hereto.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or obligated by applicable law or executive order to close.

“Cap” shall have the meaning set forth in Section 9.6(c).

“Challenged Amount” shall have the meaning set forth in Section 2.7(e).

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1(a).

“Closing Date Inventory Value” means the aggregate value of all the Purchased Inventory, determined on the basis of the Seller's cost basis in such Inventories, up to a maximum of [***]; provided, however, that the cost basis of any Purchased Inventories that are damaged, defective or otherwise not saleable in the ordinary course of business on customary terms shall be excluded from the calculation of Closing Date Inventory Value.

“Code” means the Internal Revenue Code of 1986, as amended, from time to time.

“Collateral Source” shall have the meaning set forth in Section 9.7.

“Competing Business” shall have the meaning set forth in Section 7.1.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Purchaser, dated February 16, 2017, as amended or supplemented from time to time.

“Contract” means any binding contract, agreement, lease, license or commitment.

“Copyrights” shall have the meaning set forth in the definition for Intellectual Property.

“Covered Proceeds” shall have the meaning set forth in Section 2.1(h).

“[***]” means [***].

“Dentons” shall have the meaning set forth in Section 11.17(b).

“Distribution Activities” shall have the meaning set forth in Section 6.8(d).

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Excluded Inventory” means the Inventory which is not Purchased Inventory.

“Exploitation” (including, with correlative meanings, the terms “Exploit” and “Exploited”) means developing, commercializing, manufacturing, labeling, packaging, marketing, promoting, selling, distributing and/or transporting.

“FDA Act” means the Food, Drug and Cosmetics Act of 1938, as amended, supplemented or replaced.

“Final Inventory Value” shall have the meaning set forth in Section 2.7(d).

“Financial Statements” shall have the meaning set forth in Section 4.13(b).

“Fundamental Representations” shall have the meaning set forth in Section 9.5.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any supranational, national, federal, state or local or foreign judicial, legislative, executive or regulatory authority.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals pertaining to the Product under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Gross Profit” means the amount equal [***].

“Indemnity Notice” shall have the meaning set forth in Section 9.3(a).

“Indemnified Party” shall have the meaning set forth in Section 9.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Indemnity Threshold” shall have the meaning set forth in Section 9.6(b).

“Independent Accountant” shall have the meaning set forth in Section 2.6(c).

“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (2) all copyrights, copyrights registrations and applications therefor (“Copyrights”); (3) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“URLs”); and (6) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Inventories” means all inventory of finished goods Product and all samples of Product owned by Seller or Mist on the Closing Date.

“Inventory Excess Amount” shall have the meaning set forth in Section 2.7(g)(ii).

“Inventory Shortfall Amount” shall have the meaning set forth in Section 2.7(g)(i).

“Knowledge of Purchaser” means the actual knowledge any of the individuals listed on Schedule 1.1(b)(i) has or would have following reasonable inquiry into the subject matter in the ordinary course of performing each of their respective duties.

“Knowledge of Seller” means the actual knowledge any of the individuals listed on Schedule 1.1(b)(ii) has or would have following reasonable inquiry into the subject matter in the ordinary course of performing each of their respective duties.

“Laws” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” means any and all Losses, debts, liabilities and obligations, whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including all costs and expenses relating thereto.

“Licensed Intellectual Property” shall have the meaning set forth in Section 4.9(b)(i).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Licensed Know-How” shall have the meaning set forth in Section 6.12.

“Liens” means any lien, security interest, mortgage, pledge, assessment, hypothecation, easement, title retention clause, title defect, right of first refusal, charge or similar encumbrance.

“Loss” or “Losses” means any liabilities, losses, damages, fines or penalties that are suffered or sustained, or that have required an outlay or payment of cash or other non-cash consideration, whether resulting from a judgment, a settlement or an award, including those arising out of any Proceeding, Law or Contract, including the Taxes, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Lowenstein” shall have the meaning set forth in Section 11.17(a).

“Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that is or would reasonably be expected to be materially adverse to the Exploitation of the Product or the Purchased Assets, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has or will be a Material Adverse Effect: (a) changes in political or economic conditions (including changes in interest or exchange rates) in any country in which Purchased Assets are located or in which the Business operates, or in the securities, syndicated loan, credit or financial markets of any such country; (b) changes in general market conditions affecting the Exploitation of the Product in general or within the United States; (c) changes in GAAP; (d) changes or effects that arise out of or are attributable to the acts or omissions of, or circumstances affecting, Purchaser and/or its Affiliates; (e) changes or effects that generally affect the markets in which the Product is Exploited; (f) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities or acts of terrorism; (g) changes or effects that arise out of or are attributable to earthquakes, hurricanes or other natural disasters, epidemics or other outbreaks of disease; (h) changes or effects that relate to any failure by Seller to meet internal projections or forecasts for any period (including with respect to the Purchased Assets or Product), or that arise out of or are attributable to market conditions with respect to the Product, including the availability of generic alternatives or alternative therapies and treatments; and (i) any action taken by Seller as required by this Agreement or with Purchaser’s consent, except, in the case of clauses (a), (b), (c), (e) and (f), for those changes or effects that have a disproportionate impact on the Exploitation of the Product relative to other comparable pharmaceutical product.

“Mist” means Mist Pharmaceuticals, LLC.

“NDC Number” means the unique 10-digit, 3-segment number assigned by the U.S. Food & Drug Administration to each human drug processed for commercial distribution, which number is published in the NDC Directory pursuant to Section 510 of the FDA Act.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Net Sales” means the gross amount received by Seller or Subsidiary of Seller, as applicable, for sales of the Product (other than applicable, sales, use or VAT Taxes), less the deductions taken by the Seller or an Affiliate or Subsidiary of Seller, as applicable, with respect to such sales in accordance with GAAP:

(i)          [***];

(ii)         [***];

(iii)        [***]; and

(iv)        [***].

Notwithstanding the foregoing, sales of Product for patient assistance programs, research or development or complimentary samples shall not be deemed “sales” for purposes of calculating Net Sales.

“Non-Compete Period” has the meaning set forth in Section 7.1.

“NonFAMP Eligible Transactions” means those transactions relating to a Product that are used to calculate the Non-Federal Average Manufacturer Price as defined by Veteran’s Health Care Act of 1992.

“Objection Notice” shall have the meaning set forth in Section 2.7(c).

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Owned Intellectual Property” shall have the meaning set forth in Section 4.9(a).

“Party” means each of Purchaser and Seller.

“Permitted Encumbrances” means (i) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (ii) Liens for Taxes not yet subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; (iii) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are not delinquent; (iv) Liens set forth on Schedule 1.1(c) hereto, all of which will be released and, as appropriate, removed of record, at or prior to the Closing Date in accordance with the terms of this Agreement; and (v) Liens arising under this Agreement.

“Person” means an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” means any claim, action, arbitration, mediation, hearing, proceeding, suit, warning letter, or notice of violation.

“Product” means the Product listed on Schedule 1.1(d) hereto.

“Property Taxes” shall have the meaning set forth in Section 11.8(b).

“Purchased Assets” shall have the meaning set forth in Section 2.1, it being understood that the Purchased Assets do not include the Excluded Assets.

“Purchased Documents” means originals, or if originals are unavailable, copies of all books, records, files and papers, whether in hard copy or computer format, to the extent related to the Product (including with respect to research and development, medical safety or regulatory affairs), including (i) all documents, if any, relating to the calculation of baseline AMP (but excluding any proprietary methodology documents created by Seller or any of its Affiliates with respect to the calculation of baseline AMP), (ii) an electronic version of the Product’s Medical Information Inquiry Database and the documents set forth in Schedule 1.1(e), (iii) any and all regulatory files (including correspondence with regulatory authorities) owned by or in the possession or control of Seller or any Affiliate thereof to the extent relating to the Purchased Assets or the operation of the Business (including safety and adverse event data) and (iv) copies of all books, records, files and papers, whether in hard copy or computer format, to the extent related to NonFAMP Eligible Transactions from the third fiscal quarter of 2013 through the Closing Date.

"Purchased Inventory" means that portion of the Inventory that is set forth on Schedule 1.1(a).

“Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Disclosure Schedules” shall have the meaning set forth in Article V.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.1.

“Representatives” means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

“Required Third Party Consents” means the consents and approvals set forth on Schedule 1.1(f).

“Retained Liabilities” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Seller Company Identifiers” shall have the meaning set forth in Section 6.7(a).

“Seller Disclosure Schedules” shall have the meaning set forth in Article IV.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Services Agreement” means a services agreement, dated as of the Closing Date, in the form set forth as Exhibit B hereto.

“Side Letter” shall have the meaning set forth in Section 3.1(b)(xii).

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” or “Subsidiaries” means an entity as to which Seller or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall, from and after such time, be deemed to be a Subsidiary of Seller or Purchaser or any other relevant entity, as the case may be.

“Tax” or “Taxes” means all taxes, levies or other assessments, including income, excise, property, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto.

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

“Taxing Authority” means any Governmental Authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Agreement” shall have the meaning set forth in Section 3.1(b)(xiii).

“Territory” means the United States and its territories and possessions, including Puerto Rico and U.S. military bases abroad.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Trade Secrets” shall have the meaning set forth in the definition for Intellectual Property.

“Trademark License-Back Agreement” means the Trademark License-Back Agreement dated as of April 1, 2016, by and between Purchaser and Seller.

“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated by the Treasury Department under the Code.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.13(b).

“URLs” shall have the meaning set forth in the definition for Intellectual Property.

Section 1.2           Other Definitional and Interpretive Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)          The terms “dollars” and “$” shall mean United States of America dollars.

(d)          The term “including” (and with correlative meaning “include”) shall mean “including, without limitation.”

(e)          Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(f)          Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, modified or supplemented and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(g)          When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to, this Agreement unless otherwise indicated.

(h)          The Parties acknowledge that: (i) this Agreement is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one Party; (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits and disclosure schedules attached hereto) and have contributed to its revision; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iv) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which party was generally responsible for the preparation of this Agreement.

Article II

PURCHASE AND SALE

Section 2.1           Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and with respect to Section 2.1(b) shall cause Akrimax to, and with respect to Section 2.1(d) shall cause Mist to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, Mist and Akrimax, as applicable, free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest of Seller, Akrimax and Mist, as applicable, in, to and under those assets described in the following clauses (a) through (i) related to Seller’s Product (collectively, the “Purchased Assets”):

(a)          all the Contracts relating to the Product set forth on Schedule 2.1(a), including with respect to the Licensed Intellectual Property (the “Assumed Contracts”);

(b)          all of the Owned Intellectual Property (including the URL registration owned by Akrimax as set forth on Schedule 4.9(a)(ii));

(c)          all customer lists for the Product and research data to the extent related to the Product and in the possession or control of Seller or any Affiliate thereof;

(d)          the Purchased Inventory;

(e)          all the Purchased Documents; provided, however, that Seller shall have the right to retain one copy (subject to the confidentiality provisions set forth in Section 6.11) of all or any portion of the Purchased Documents to comply with applicable Laws and regulatory guidance;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(f)          all refunds for Taxes relating to the Purchased Assets with respect to a Post-Closing Tax Period;

(g)          all of Seller’s rights under warranties, guaranties, indemnities and similar rights against third parties, including any predecessors in title, to the extent related to the Assumed Liabilities or the Exploitation of the Purchased Assets and the Product on or after the Closing Date, including rights to proceeds under insurance policies in respect of damage or loss to the Purchased Assets which have not been fully remediated as of the Closing (“Covered Proceeds”); and

(h)          all of Seller’s claims, counterclaims, causes of action and all other rights of any kind against any third party in connection with the Assumed Liabilities or related to the Exploitation of the Purchased Assets on or after the Closing Date.

Section 2.2           Consents. Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement (other than the Required Third Party Consents) may be required from counterparties to Contracts and that such consents may not be obtained prior to Closing. Seller shall use its commercially reasonable efforts (which shall not require Seller to pay any money or other consideration to any Person, to initiate any claim or proceeding against any Person or to otherwise grant any accommodation (financial or otherwise) to any Person) (i) to obtain such approval or consent and (ii) if such approval or consent cannot be obtained, to secure an arrangement reasonably satisfactory to Purchaser ensuring that Purchaser will receive the benefits under the Purchased Asset for which such consent is being sought and Purchaser will bear the burden of the Liabilities related to such Purchased Asset; provided, however, that notwithstanding anything to the contrary herein or otherwise (A) Seller shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use commercially reasonable efforts to obtain or provide the same as set forth in this Section 2.2, and (B) Purchaser shall indemnify Seller in respect of all Liabilities incurred by Seller in respect of any such alternative arrangement and the underlying Purchased Asset. To the extent that, in connection with obtaining a third party’s consent under any Assumed Contract, one or more of the parties hereto enter into an agreement with such third party that provides for an allocation of Liability among the parties hereto with respect to such Assumed Contract that is inconsistent with the terms of this Agreement, the parties agree that, as among themselves, the provisions of this Agreement shall control.

Section 2.3           Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means all assets, properties, interests and rights of Seller other than the Purchased Assets to be sold by Seller, including each of the following assets:

(a)          all cash, cash equivalents, bank deposits or similar cash items and accounts receivable of Seller;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          all books and records of Seller other than the Purchased Documents; provided, however, that Purchaser shall have the right to make copies of any portions of any such retained books and records to the extent related to any of the Purchased Assets;

(c)          all rights of Seller to (i) the Seller Company Identifiers and (ii) any other Intellectual Property, other than Intellectual Property included in the Purchased Assets;

(d)          all insurance policies or rights to proceeds thereof relating to the Purchased Assets or the Product (except Covered Proceeds);

(e)          subject to Section 2.1(i), all rights, claims or causes of action of Seller against third parties in connection with the Exploitation of the Purchased Assets and the Product prior to the Closing Date;

(f)          all Tax Returns and financial statements of Seller and all records (including working papers) related thereto;

(g)          all refunds for Taxes relating to the Purchased Assets with respect to a Pre-Closing Tax Period;

(h)          all of Seller’s rights in respect of real property, including leasehold interests;

(i)          the membership interests in and other equity or ownership interests in Seller;

(j)          all rights that accrue to Seller under this Agreement and the Ancillary Agreements; and

(k)          all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset.

Section 2.4           Assumption of Liabilities.

(a)          Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge when due the Liabilities of Seller (other than the Retained Liabilities), specifically set forth below (all of such Liabilities and other than the Retained Liabilities being herein collectively referred to as the “Assumed Liabilities”):

(i)          all Liabilities arising from the Exploitation of any Product after the Closing Date, including Liabilities for returns, rebates and chargebacks related to any of the Product shipped after the Closing Date;

(ii)         all Liabilities for Taxes relating to the Purchased Assets or the Product with respect to a Post-Closing Tax Period, including those allocated in accordance with Section 11.8(b);

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(iii)        all Liabilities for materials and services relating to the Purchased Assets contracted for in the ordinary course of business prior to the Closing pursuant to an Assumed Contract, but scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders for Product that have not yet been shipped at Closing, in each case to the extent not related to any breach of Seller occurring prior to the Closing;

(iv)        all Liabilities under Assumed Contracts (including Liabilities to customers under purchase orders made in the ordinary course of the sale and marketing of the Product consistent with past practice for any Product that has not been shipped prior to the Closing) relating to the period following the Closing Date, other than any Liabilities to the extent arising out of, or resulting from, a breach of any such Assumed Contract by Seller prior to the Closing Date;

(v)         all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to any Person or property that resulted from the use or misuse of the Product on or after the Closing Date or otherwise relates to the Product sold (including any Proceeding relating to any such Liabilities) on or after the Closing Date, which, in the case of any split lots of Product, shall be determined based on the percentage of any such lot sold on or after the Closing Date; and

(vi)        all other Liabilities relating to the Purchased Assets or the Product, or Purchaser’s use thereof, solely to the extent that such are not Retained Liabilities, including to any Governmental Authority, and all fees arising from or related to any Intellectual Property included in the Purchased Assets, but only to the extent not related to or arising out of any act, omission or event occurring prior to the Closing.

Section 2.5           Retained Liabilities. Notwithstanding any provision in this Agreement, Seller shall retain and be responsible only for the following Liabilities (the “Retained Liabilities”):

(a)          all Liabilities of Seller and/or any Affiliate of Seller other than Assumed Liabilities, including all Liabilities related to the Excluded Assets and all Liabilities under Assumed Contracts relating to the period prior to the Closing Date (including the Assumed Contracts set forth on Schedule 4.12(e));

(b)          all Liabilities of Seller and/or any of its Affiliates under the Ancillary Agreements;

(c)          all Liabilities of Seller and/or any of its Affiliates in respect of any Proceeding (whether class, individual or otherwise in nature, in law or in equity) commenced or asserted prior to the Closing, or based on acts or omissions of Seller and/or any of its Affiliates or their respective equityholders, officers, directors or managers occurring prior to the Closing, and arising out of or to the extent relating to or otherwise in any way relating to the Purchased Assets or the Product, including, without limitation, any Liability to any equityholder of Seller or any Affiliate of Seller and including all Liabilities arising out of or related to the litigation described on Schedule 4.6 of the Seller Disclosure Schedules;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          all Liabilities of Seller to its suppliers for materials and services relating to the Product that were delivered or provided to Seller prior to Closing;

(e)          all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to any Person or property that resulted from the use or misuse of the Product prior to the Closing Date or otherwise relates to the Product sold (including any Proceeding relating to any such Liabilities) prior to the Closing Date, which, in the case of any split lots of Product, shall be determined based on the percentage of any such lot sold prior to the Closing Date;

(f)          any Liability under Seller’s employee benefits or compensation arrangements; and

(g)          all Liabilities for Taxes relating to the Purchased Assets or the Product with respect to a Pre-Closing Tax Period, including those allocated in accordance with Section 11.8(b).

Section 2.6           Purchase Price.

(a)          On the terms and subject to the conditions set forth herein, in consideration of the sale and transfer of the Purchased Assets, at the Closing, Purchaser shall (i) assume the Assumed Liabilities and (ii) pay an amount in cash equal to the sum of (x) Nineteen Million Eight Hundred and Eleven Thousand Dollars ($19,811,000), plus (y) the Closing Date Inventory Value, subject to adjustment pursuant to the terms of Section 2.7(g) (the “Purchase Price”) to Seller in immediately available funds by wire transfer to the account(s) specified in written instructions given by Seller to Purchaser not less than two (2) Business Days prior to the Closing.

(b)          To the extent that Purchaser is required under any provision of Law to deduct and withhold Taxes on any payment hereunder, Purchaser shall withhold and deduct from the Purchase Price such required amounts and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deductions and withholdings were made; provided, however, that Purchaser may deduct such amounts only if Purchaser shall (i) give Seller reasonable advance notice of the intention to make such deduction or withholding; (ii) explain the basis for such deduction or withholding, and (iii) cooperate with Seller to the extent reasonably requested to obtain any applicable reduction of or relief from such deduction or withholding; provided, further, that, except as otherwise required by Law or applicable court order, Purchaser shall not withhold any portion of the Purchase Price if Seller delivers a non-foreign affidavit under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(c)          The allocation of the Purchase Price among the Purchased Assets and Assumed Liabilities shall be prepared by Purchaser within ninety (90) days following the Closing. Purchaser shall deliver to Seller a copy of such proposed allocation promptly after Purchaser’s determination of the proposed allocation, and Seller shall have the right to review and raise any objections in writing to the proposed allocation during the fifteen (15) day period after Seller’s receipt thereof. If Seller does not notify Purchaser in writing of a disagreement with the proposed allocation during such fifteen (15) day period, the proposed allocation shall become final. If Seller disagrees with respect to any item in the allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the allocation within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Seller and Purchaser may mutually agree in writing), then the parties shall refer such dispute to an independent internationally recognized accounting firm (“Independent Accountant”) at that time to review the allocation, and make a determination as to the resolution of such allocation. The determination of the Independent Accountant regarding the allocation shall be delivered as soon as practicable following engagement of the Independent Accountant, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser, and Purchaser shall revise the original proposed allocation accordingly. Seller, on the one hand, and Purchaser on the other hand, shall each pay one-half of the cost of the Independent Accountant. The finalized allocation shall be binding on Seller and Purchaser for all Tax reporting purposes and Seller and Purchaser agree to refrain from taking any position inconsistent therewith, unless required by applicable Law or a final determination of a Taxing Authority.

Section 2.7           Purchase Price Adjustment.

(a)          On the Closing Date, Seller shall deliver to Purchaser a statement (the “Closing Statement”) containing Seller’s final calculation of the Closing Date Inventory Value and shall be accompanied with reasonably detailed documentation supporting Seller’s calculation thereof. The Closing Statement will be in the form as set forth in Schedule 2.7(a).

(b)          The Purchaser will have a period of twenty (20) Business Days to review the Closing Statement and all calculations set forth therein. Seller shall give Purchaser (upon reasonable advance notice and during normal business hours in a manner that does not materially interfere with Seller’s business) reasonable access to the applicable personnel and books and records of Seller and its Affiliates as reasonably requested by Purchaser, as well as use commercially reasonable efforts to cause [***] to provide Purchaser reasonable access to the premises of [***] and the records kept by them of the Purchased Inventories, to reasonably enable Purchaser to fully review the Closing Statement and such access shall be provided in a timely manner to allow Purchaser to complete such review in such twenty (20) Business Day period.

(c)           The Closing Statement shall be conclusive of the amount of the Closing Date Inventory Value and shall be final and binding upon the Parties unless on or before the twentieth (20th) Business Day after the date on which the Closing Statement is delivered to Purchaser, Purchaser delivers to Seller a notice of objection (an “Objection Notice”) to any matter stated in the Closing Statement. Any Objection Notice shall specify, in reasonable detail to the extent Purchaser has the available information, those items or amounts as to which Purchaser disputes in good faith and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculations of the Closing Date Inventory Value set forth therein.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          If Purchaser fails to deliver an Objection Notice within such twenty (20) Business Day period, Purchaser shall be deemed to have waived its rights to contest the Closing Statement and the calculation of the Closing Date Inventory Value set forth therein shall be deemed to be final and binding upon the Parties (the “Final Inventory Value”) and such amount shall be used for the purposes of adjustment to the Purchase Price pursuant to Section 2.7(g).

(e)          If Purchaser delivers an Objection Notice to Seller on or before such twenty (20) Business Day period, then the Parties shall meet within ten (10) Business Days after Purchaser delivers an Objection Notice, by telephone or at a mutually agreeable location to discuss in good faith and attempt to reconcile their differences with respect to the amount of the Closing Date Inventory Value that is being challenged by Purchaser (the “Challenged Amount(s)”). In the event the Parties are unable to reach agreement on the Challenged Amounts, either Party may at any time thereafter submit such remaining disagreements to the Independent Accountant.

(f)          The Parties shall use commercially reasonable efforts to cause the Independent Accountant, once appointed, to resolve all remaining disagreements with respect to Challenged Amounts as soon as practicable, but in any event shall direct the Independent Accountant to render a determination within thirty (30) days after retention of the Independent Accountant. Each Party will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the determination. The Independent Accountant shall consider only those items and amounts in Purchaser’s and Seller’s respective calculations of the Challenged Amounts that are identified as being items and amounts to which Purchaser and Seller have been unable to agree. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accountant’s determination of the Challenged Amounts shall be based solely on written materials submitted by the Parties (i.e., not on independent review) and on the definitions included in this Agreement. The determination of the Independent Accountant shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review and shall be deemed as the Final Inventory Value for all purposes hereunder. The costs and expenses of the Independent Accountant in determining any Challenged Amounts shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand.

(g)          On the date of the binding determination of the Final Inventory Value pursuant to the terms of this Section 2.7, if:

(i)          the Final Inventory Value is equal to an amount that is less than the Closing Date Inventory Value set forth in the Closing Statement (the aggregate total amount of the shortfall equal to the sum of (x) the Closing Date Inventory Value, minus (y) the Final Inventory Value, the “Inventory Shortfall Amount”), then Seller shall, within ten (10) Business Days of the binding determination of the Final Inventory Value, pay an amount in cash equal to the Inventory Shortfall Amount to Purchaser in immediately available funds by wire transfer to the account(s) specified in written instructions provided by Purchaser to Seller; or

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         the Final Inventory Value is more than Closing Date Inventory Value set forth in the Closing Statement (the aggregate total amount of the excess equal to the sum of (x) the Final Inventory Value, minus (y) the Closing Date Inventory Value, the “Inventory Excess Amount”), then Purchaser shall, within ten (10) Business Days of the binding determination of the Final Inventory Value, pay an amount in cash equal to the Inventory Excess Amount to Seller in immediately available funds by wire transfer to the account(s) specified in written instructions provided by Seller to Purchaser.

(iii)        Notwithstanding anything to the contrary set forth above, in no event will the Final Inventory Value be deemed to exceed [***].

Article III

CLOSING

Section 3.1            Closing. (a) The Closing shall take place remotely via the exchange of documents and signatures by electronic mail and overnight courier service on (i) the second (2nd) Business Day following the satisfaction (or, to the extent permitted hereby and by applicable Law, waiver) of the conditions set forth in Article VIII (other than the conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the waiver or satisfaction of such conditions) or (ii) at such other time and place as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 12:01 a.m. on the Closing Date.

(b)          At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following instruments and documents, in each case, in form and substance reasonably acceptable to Purchaser:

(i)          a receipt for payment of the Purchase Price;

(ii)         a certificate of an authorized officer of Seller as to the resolutions adopted by the members, board of managers or similar governing body of Seller relating to the transactions contemplated hereby;

(iii)        executed copies of the Required Third Party Consents;

(iv)        assignments of Assumed Contracts, duly executed by Seller or its applicable Affiliate;

(v)         the Bill of Sale, duly executed by an authorized officer of Seller;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(vi)        general assignments duly executed by Seller and all of the Seller Affiliates assigning to Purchaser all right, title and interest they may have in and to any of the Purchased Assets, including assignments of all URLs to the extent owned by any Seller Affiliate and used or held for use in connection with the Exploitation of the Product;

(vii)       physical or, to the extent available, electronic copies of the Purchased Documents;

(viii)      a duly executed non-foreign affidavit under Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(ix)         the Services Agreement, duly executed by an authorized officer of Seller;

(x)          evidence reasonably satisfactory to Purchaser of the termination of the Affiliate Agreements;

(xi)         either (A) evidence in form and substance reasonably satisfactory to Purchaser that those Liens on the Purchased Assets (other than Permitted Encumbrances) set forth on Schedule 1.1(b) have been or will be released at the Closing or (B) written authorization from the appropriate Lien holders authorizing Purchaser to file terminations or releases of such Liens set forth on Schedule 1.1(b);

(xii)        a side letter, in form and substance reasonably satisfactory to Purchaser, duly executed by authorized officers of the applicable Affiliates of Seller, addressing only those matters set forth in Exhibit C (the “Side Letter”); and

(xiii)       a termination agreement, in form and substance reasonably satisfactory to Purchaser, duly executed by an authorized officer of Purchaser, Purchaser, terminating in all respects the Trademark License-Back Agreement (the “Termination Agreement”).

(c)          At the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following: (x) the Purchase Price, as provided in Section 2.6(a), and (y) the following instruments and documents, in each case, in form and substance reasonably acceptable to Seller:

(i)          Assignments of Assumed Contracts duly executed by Purchaser;

(ii)         executed assumption agreements and all other instruments appropriate to evidence Purchaser’s assumption of the Assumed Liabilities;

(iii)        certificates of an authorized officer of Purchaser as to the resolutions adopted by the Boards of Directors of Purchaser relating to the transactions contemplated hereby;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(iv)        the Services Agreement, duly executed by an authorized officer of Purchaser;

(v)         the Termination Agreement, duly executed by an authorized officer of Purchaser; and

(vi)        the Side Letter, duly executed by an authorized officer of Purchaser.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered section of the disclosure schedules attached hereto that relates to such Section of this Agreement (the “Seller Disclosure Schedules”), Seller hereby makes the representations and warranties contained in this Article IV to Purchaser.

Section 4.1           Organization. Seller is (i) a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Laws or where the Exploitation of Seller’s Product requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has no Subsidiaries.

Section 4.2           Authority; Binding Effect. (a) Seller has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability action on behalf of Seller.

(b)          This Agreement has been duly executed and delivered by Seller and, assuming the valid execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Seller and will, assuming the valid execution and delivery by Purchaser, from and after the Closing, constitute a valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) (the “Bankruptcy and Equity Exception”).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.3           No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the organizational documents of Seller; (ii) subject to obtaining the Required Third Party Consents as well as the other consents referred to in Schedule 4.3 of the Seller Disclosure Schedules, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, or to a loss of any benefit to which Seller is entitled under, any Assumed Contract, or any other Contract to which the assets of Seller or any of its Affiliates are subject to the extent such relate to the Purchased Assets; and (iii) assuming compliance with the matters set forth in Section 4.4 and Section 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not reasonably be expected to be material to the Business, Purchased Assets or the Product.

Section 4.4           Governmental Authorization. The execution and delivery of this Agreement and the Ancillary Agreements by Seller or any Affiliate thereof does not require any consent or approval of any Governmental Authority included within the Required Third Party Consents.

Section 4.5           Absence of Material Changes. Except as otherwise contemplated or permitted by this Agreement, from December 31, 2015 to the date of this Agreement:

(a)          there has not been any Material Adverse Effect; and

(b)          other than with respect to the transactions contemplated by this Agreement and the exploration of strategic alternatives for the Purchased Assets by Seller, Seller operated the Purchased Assets, in all material respects, in the ordinary course of business.

Section 4.6           No Litigation. No proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Seller, threatened in writing against Seller with respect to the Purchased Assets that would reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Ancillary Agreements. None of Seller or any of its Purchased Assets are subject to any Governmental Order or arbitration award that is material to the Purchased Assets, taken as a whole, or that imposes any material limitation on the ability of Seller to operate its Business as currently conducted.

Section 4.7           Compliance with Laws. Except as to matters otherwise set forth in this Agreement:

(a)          Since January 1, 2015,Seller and its Affiliates have operated the Business in material compliance with all Laws applicable to the Purchased Assets, including the FDA Act;

(b)          Seller possesses all Governmental Authorizations necessary for the operation of the Business and the Purchased Assets as currently conducted; and

(c)          since January 1, 2015, no Governmental Authority has notified Seller or any Affiliate of Seller in writing that Seller or an Affiliate of Seller (with respect to the Product, the Purchased Assets or the operation of the Business) is in violation of any applicable Law.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.8           Regulatory Compliance.

(a)          Schedule 4.8(a) of the Seller Disclosure Schedules sets forth, as of the date hereof, a list of all product registrations with respect to the Product in the United States, which constitute all material registrations, applications, approvals, licenses or permits granted by any Governmental Authority and used by Seller or any Affiliate of Seller in the Exploitation of the Product since January 1, 2015.

(b)          All of the Product sold are, and at all times since January 1, 2015, have been manufactured and marketed in accordance with applicable Laws, except where the failure to comply therewith would not reasonably be expected to be material to the Business, the Purchased Assets and the Product, taken as a whole.

(c)          To the Knowledge of Seller, there are no pending requirements to conduct any Phase IV or other clinical studies with respect to any Product of Seller in the United States for any approved indication.

(d)          Neither Seller nor any of Seller’s Affiliates or any of their respective contractors has (nor, to the Knowledge of Seller, has any other Person) at any time since January 1, 2015 (i) received or been subject to a warning letter, untitled letter, Form FDA 483, or any other similar Governmental Authority notice or action relating to any Product; (ii) been subject to any Governmental Authority detention, seizure, injunction, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter, or other investigation relating to any Product; or (iii) initiated or been subject to any product recall, market withdrawal, stock replacement or post-sale warning relating to any Product.

Section 4.9           Intellectual Property.

(a)          Schedule 4.9(a)(i) – (iv) of the Seller Disclosure Schedules set forth a true and correct list of all (i) URL registrations and (ii) applications and registrations for Copyrights, in each case to the extent owned by Seller or any Seller Affiliate and used or held for use in connection with the Exploitation of Product as of the date of this Agreement (“Owned Intellectual Property”).

(b)          Except as set forth on Schedule 4.9(b)(i) – (iii) of the Seller Disclosure Schedule:

(i)          there is no action or proceeding pending, nor any notice of any objection or claim (other than objections or claims that have been previously resolved) asserted in writing or, to the Knowledge of Seller, threatened by any Person, with respect to or challenging, the ownership, validity or enforceability of any Owned Intellectual Property (or, to the Knowledge of Seller, any Intellectual Property licensed to Seller or a Seller Affiliate pursuant to an Assumed Contract or the Trademark License-Back Agreement (“Licensed Intellectual Property”));

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(ii)         the Owned Intellectual Property and the rights of Seller or a Seller Affiliate to any Licensed Intellectual Property are free and clear of any Liens, other than Permitted Encumbrances; and

(iii)         none of the Owned Intellectual Property (nor, to the Knowledge of Seller, the rights of Seller or a Seller Affiliate to any Licensed Intellectual Property) is the subject of (A) any pending (or, to the Knowledge of Seller, threatened) material adverse claim, judgment, injunction, order, decree or agreement restricting (1) its use in connection with any Product or (2) assignment thereof to Purchaser or termination thereof as contemplated hereunder, or (B) any other pending (or, to the Knowledge of Seller, threatened) material litigation or claim of infringement.

(c)          Except for the rights and assets set forth on Schedule 4.9(c) of the Seller Disclosure Schedules, the (i) Owned Intellectual Property, (ii) the rights of Seller to Licensed Intellectual Property under the Assumed Contracts or Trademark License-Back Agreement, (iii) any Intellectual Property with respect to the Seller Company Identifiers and (iv) the Licensed Know-How, collectively, include all of the material Intellectual Property used by Seller or any Affiliate of Seller to Exploit the Product since January 1, 2015.

(d)          Except as set forth on Schedule 4.9(d), to the Knowledge of Seller the Exploitation of Seller’s Product in the manner in which such Product has been Exploited since January 1, 2015, does not infringe, misappropriate or otherwise violate any Intellectual Property or proprietary right of any Person.

(e)          Except as set forth on Schedule 4.9(e) of the Seller Disclosure Schedule, Seller has not granted any license, option or other rights with respect to any of its Owned Intellectual Property or, with respect to the Product, any rights of Seller to any Licensed Intellectual Property to any other Person, in each case to the extent such license, option or other rights is material to the Exploitation of the Product.

Section 4.10         Assets.

(a)          Except as otherwise expressly provided in this Agreement, Seller owns or has the legal right to use all of its Purchased Assets. Seller has good and marketable title to all its Purchased Assets (other than Intellectual Property, which is the subject of Section 4.9), free of Liens, except for Permitted Encumbrances.

(b)          Except for the rights and assets set forth on Schedule 4.10 of the Seller Disclosure Schedules, the Purchased Assets, together with the rights granted to Purchaser under the Ancillary Agreements, constitute all of the assets and rights of Seller and/or its Affiliates pertaining to the Product or used or held for use by Seller in the Exploitation of the Product. Except as set forth on Schedule 4.10 of the Seller Disclosure Schedules, (i) no Affiliate of Seller has any rights to or interest in any of the Purchased Assets, except for (A) such rights or interest that will be assigned to Purchaser at the Closing and (B) such rights or interest under the Affiliate Agreements, which Affiliate Agreements will be terminated at the Closing and (ii) Rouses Point Pharmaceuticals, LLC has no rights to or interest in any of the Purchased Assets and is not and has not been a party to any agreement with Seller with respect to or otherwise relating to the Product.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.11         Taxes.

(a)          Seller has duly and timely filed, including extensions (or caused to be filed) with the appropriate Taxing Authorities all income and other material Tax Returns relating to its Purchased Assets required to be filed. No claim has ever been made in writing by a Taxing Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of its operation, ownership or use of Purchased Assets.

(b)          Seller has paid (or caused to be paid) all income and other material Taxes relating to its Purchased Assets due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date. Seller has withheld or collected (or caused to be withheld or collected) all material Taxes relating to its Purchased Assets required to be withheld or collected.

(c)          There are no Liens for Taxes, nor, to the Knowledge of Seller, is any Taxing Authority in the process of imposing any Lien, on the Purchased Assets, other than for Permitted Encumbrances set forth in clause (ii) of such definition. There are no written claims, assessments, deficiencies or other adjustments for Taxes against Seller which, if not satisfied or resolved, would result in a Lien on the Purchased Assets, other than for Permitted Encumbrances set forth in clause (ii) of such definition, that would survive the Closing Date or in a Liability of Purchaser or its Affiliates as a transferee of or successor to Seller’s Purchased Assets.

(d)          Seller has not waived any statute of limitations, agreed to any extension of time, or entered into any written agreement in respect of Taxes, the nonpayment or underpayment of which would result in a Lien on its Purchased Assets, other than for Permitted Encumbrances set forth in clause (ii) of such definition, that would survive the Closing Date, or in a Liability of Purchaser or its Affiliates as a transferee of or successor to such Purchased Assets.

Section 4.12         Contracts.

(a)          Schedule 4.12(a) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of all of the Assumed Contracts (including all amendments or modifications thereto), to which Seller is a party which are used in the Exploitation of the Product or by which any of its Purchased Assets are bound, including:

(i)          any Contract that, in accordance with its terms, requires aggregate payments of [***] or more within the twelve (12) month period following the date hereof and that is not cancelable without Liability on sixty (60) or fewer days’ notice to the other party thereto;

(ii)         any Contracts or agreements relating to or evidencing indebtedness in excess of [***] which is secured in whole or part by the Purchased Assets;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(iii)        any Contracts that contain any non-compete or exclusivity provisions (or obligates Purchaser or any of its Affiliates to enter into any non-compete or exclusivity arrangements following the Closing) with respect to any line of business or geographic area;

(iv)        any Contract that requires (or would require upon the happening of a contingency) the disposition of any assets or line of business of Seller prior to Closing, or by Purchaser or any of its Affiliates following the Closing;

(v)         any Contract that grants a contractual counterparty “most favored nation” or similar status;

(vi)        any Contract that restricts the conduct of any line of business (including the ability to research, develop, distribute, sell, supply, market or manufacture any product (including Product under development) for any indication in any product market, therapeutic area or geographic area) by Purchaser or any of its Affiliates following the Closing;

(vii)       any Contract that requires or obligates Purchaser or any of its Affiliates to purchase specified minimum amounts of any product or material or to perform or conduct research, clinical trials or development for the benefit of any Person other than Purchaser or any of its Affiliates;

(viii)      any Contract that prohibits or limits in any material respect the right of Seller prior to Closing, or Purchaser or any of its Affiliates following the Closing, to make, sell or distribute any Product or services or use, transfer, license, distribute or enforce any of its Intellectual Property;

(ix)         any Contract that could reasonably be expected to account for sales of one or more of the Product by Seller or any Seller Affiliate of [***] or more in the aggregate during the fiscal years ending December 31, 2016 or 2017;

(x)          any Contract that is a settlement agreement, other than (A) releases or separation agreements entered into with former employees or current or former independent contractors and (B) settlement agreements under which there are no continuing obligations, Liabilities or rights (excluding releases);

(xi)         any Contract pursuant to which Seller is granted a license, covenant not to sue, option or other right with respect to any Licensed Intellectual Property that is material to the Exploitation of the Product;

(xii)        any Contract pursuant to which Seller grants a third party a license, covenant not to sue, option or other right with respect to any Purchased Intellectual, excluding licenses, covenants not to sue, options and other rights granted in the ordinary course of business; and

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(xiii)       any Contract that contains any liability or obligation to indemnify any Person against any Tax Liability or to share any Tax Liability with any Person (other than commercial Contracts, the primary purpose of which is not related to Taxes, none of which are Assumed Contracts).

(b)          Seller has made available to Purchaser true, complete and correct copies of all Assumed Contracts including any and all amendments, supplements or modifications thereto, or detailed descriptions of any oral Assumed Contracts, to which it is a party. Each Assumed Contract is a legal, valid and binding obligation, and is enforceable against Seller, and, to the Knowledge of Seller, the other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. Neither Seller nor, to the Knowledge of Seller, any other party thereto (i) is in breach or violation of, or default under, or has delivered a notice of termination of, any such Assumed Contract and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default of any such Assumed Contract, (ii) has not communicated any intention or threat to Seller, to reduce the prices it will pay to Seller pursuant thereto, to terminate or to cancel any such Assumed Contract or has failed to renew or extend the term of any such Assumed Contract upon the expiration of any such term.

(c)          From and after the Closing, the Purchaser will have no obligation to make any payment to or perform any obligation for the benefit of any Affiliate of Seller (whether pursuant to an Assumed Contract or otherwise), except to the extent expressly set forth herein or in an Ancillary Agreement.

(d)          Schedule 4.12(d) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list, with respect to the Product, any Contract between Seller or any Seller Affiliate and each of (A) the ten (10) largest customers and (B) the two sole suppliers of the Product during either the fiscal year ended December 31, 2015 or the fiscal year ended December 31, 2016.

(e)          Seller has (i) accurately calculated and paid all royalty payments or license fees in respect of sales of the Product for all periods ending on or prior to December 31, 2016 owed pursuant to (A) the Assumed Contracts and (B) all other contracts in connection with which Seller pays a royalty or other fee based on the sales of the Product, each of which is set forth on Schedule 4.12(e), and (ii) not received any written notice from any counterparty to any such Assumed Contract or other contract alleging that Seller has failed to pay any amounts due thereunder.

(f)          No Assumed Contract contains any provision that would impose a 'failure to supply' penalty on the Purchaser following the Closing.

(g)          There are no outstanding purchase orders issued by Seller or any Affiliate of Seller (including Mist) to the manufacturer or packager of the Product with a scheduled delivery date prior to January 1, 2018 or which would otherwise result in the delivery of any Product to Seller or Purchaser prior to January 1, 2018.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.13         Financial Statements.

(a)          Seller has provided to Purchaser a correct and complete copy of an audited balance sheet (including any related notes thereto) of Seller for the year ended December 31, 2015 together with the audited statement of income and cash flows for the year ended December 31, 2015 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with and were prepared from the books and records of Seller, and fairly present in all material respects the financial condition, results of its operations and income and cash flows of Seller as of the of the respective dates thereof and for the respective periods, except as otherwise set forth in the notes thereto.

(b)          Seller has provided to Purchaser a correct and complete copy of the unaudited balance sheet of Seller for the three (3) month period ended December 31, 2016, together with the unaudited consolidated statement of income and cash flows for the three (3) month period ended on December 31, 2016 (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in any notes thereto), are consistent with and were prepared from the books and records of Seller, and fairly present in all material respects the financial condition, results of its operations and income and cash flows of Seller as of the respective dates thereof and for the respective periods indicated, except that the Unaudited Financial Statements do not contain notes and are subject to normal year-end adjustments (none of which would be materially adverse).

(c)          Section 4.13(c) of the Seller Disclosure Schedule sets forth, in all material respects, a complete and correct calculation of Net Sales and Gross Profits of Seller and its Affiliates, based on unaudited financial statements available as of the date hereof, with respect to the Product (calculated on a consolidated basis and consistent with and prepared from the books and records of Seller) for the year ended December 31, 2016.

(d)          Seller maintains books and records accurately reflecting its material assets and material liabilities and a system of internal controls that management reasonably believes is sufficient to ensure that transactions are recorded as necessary to permit preparation of financial statements of Seller in conformity with GAAP and to maintain asset accountability, and to provide adequate assurance that material transactions and access to assets are authorized only by management. Such books and records are accurate and complete in all material respects. Seller does not maintain any off-the-book accounts. Seller has disclosed to Purchaser any known or, to the knowledge of Seller, alleged fraud, respecting Seller or any Affiliate of Seller since January 1, 2015, that involves management or other employees who have had a significant role in the internal control over financial reporting.

Section 4.14         Suppliers and Customers. No customer or supplier identified in Section 4.14 of the Seller Disclosure Schedule has, since January 1, 2016, ceased, failed to renew or materially altered its relationship with Seller or an Affiliate of Seller with respect to the Business in a manner adverse to Seller or such Affiliate or, to the Knowledge of Seller, has threatened in writing to cease or materially alter such relationship in a manner materially adverse to Seller or its Affiliate. No such customer has notified Seller or an Affiliate of Seller in writing, that it shall stop, or materially decrease the rate of, buying Product from Seller or an Affiliate of Seller which would be materially adverse to Seller or its Affiliate. No such supplier has notified Seller or an Affiliate of Seller in writing that it shall stop, or materially decrease the rate of, supplying materials, Product or services to Seller or an Affiliate of Seller with respect to the Business which would be materially adverse to Seller.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 4.15         Brokers. Except as set forth on Schedule 4.15 of the Seller Disclosure Schedule (whose fees will be paid by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.16         Inventories. As of the Closing, the Purchased Inventories: (i) are in material compliance with all applicable specifications, (ii) have been manufactured in all material respects in accordance with current Good Manufacturing Practices, as set forth in the United States Code of Federal Regulations, and (iii) are not misbranded or adulterated, within the meaning of the Food, Drug and Cosmetics Act.

Section 4.17         Ordinary Course. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedule, since January 1, 2016, the Seller and each of its Affiliates has maintained the Purchased Assets and Exploited the Product in the ordinary course of business consistent in all material respects, with past practice. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedule, since September 30, 2016, neither Seller nor any Affiliate of the Seller has offered any discounts or sales promotions intended to increase sales of the Product, except as required under Contracts existing as of such date.

Section 4.18         Base Period AMP. The base period AMP set forth on Schedule 4.18 for the Product has been calculated in accordance with all applicable Laws, and to Seller’s knowledge, there are no facts or circumstances that would require a restatement of the base period AMP for any Product.

Section 4.19         No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article IV (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE), REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PURCHASED ASSETS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES), IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT PURCHASER TAKES THE PURCHASED ASSETS “AS IS,” “WHERE IS” AND “WITH ALL KNOWN AND UNKNOWN FAULTS.” EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article IV (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES) OR IN THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PURCHASED ASSETS OR THE PRODUCT.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the section of the disclosure schedules attached hereto that relates to such Section of this Agreement (the “Purchaser Disclosure Schedules”), Purchaser hereby represents and warrants to Seller as follows:

Section 5.1           Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

Section 5.2           Corporate Authorization. No vote of holders of capital stock of Purchaser or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated by this Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each such Ancillary Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite or other legal entity action on the part of Purchaser.

Section 5.3           Binding Effect. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Purchaser and will, after the Closing, constitute a valid and binding obligation of Purchaser, in each case, enforceable against Purchaser in accordance with its terms subject to the Bankruptcy and Equity Exception.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 5.4           No Conflict; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any Contract to which Purchaser or any of its Affiliates is a party or is subject; (iii) assuming compliance with the matters set forth in Section 4.4 and Section 5.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject; or (iv) require any consents, waivers, authorizations or approvals of, filings with, any Persons which have not been obtained by Purchaser (other than as contemplated by Section 5.5).

Section 5.5           Governmental Authorization. The execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority, except for the consents or approvals set forth in Schedule 5.5 of the Purchaser Disclosure Schedules.

Section 5.6           Financing. Purchaser has, and will have at the Closing, sufficient immediately available funds necessary to pay the Purchase Price, to consummate the transactions contemplated by this Agreement and to perform its obligations in connection with this Agreement and such transactions and to pay any expenses it incurs in connection therewith. In no event shall the receipt or availability of any funds or financing by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement be a condition to any of Purchaser’s obligations hereunder.

Section 5.7           Compliance with Laws.

(a)          The businesses of each of Purchaser and its Subsidiaries are being conducted in compliance in all material respects with applicable Laws. No material audit or, to the Knowledge of Purchaser, investigation, or review by any Governmental Authority with respect to Purchaser or any of its Subsidiaries is pending or, to the knowledge of Purchaser, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case which would be reasonably expected to adversely affect the Exploitation of the Product or Purchaser's ability to consummate the Transaction.

(b)          Purchaser and each of its Subsidiaries has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as presently conducted in all material respects and all such licenses are in full force and effect in all material respects. No material default under, or material violation of, any material License has occurred. To Purchaser’s knowledge there is not currently threatened any revocation, adverse modification or cancellation of any material license.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 5.8           Condition of the Purchased Assets. PURCHASER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, THE PRODUCT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLER, THE PURCHASED ASSETS, THE PRODUCT, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN Article IV OF THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, (I) PURCHASER ACKNOWLEDGES AND AGREES THAT (A) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE PURCHASED ASSETS OR THE PRODUCT, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE PURCHASED ASSETS OR THE PRODUCT, SELLER OR SELLER’S AFFILIATES FURNISHED TO PURCHASER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN SELLER’S ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF SELLER OR ANY OF SELLER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (II) PURCHASER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (III) PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV OF THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS; AND (IV) PURCHASER IS ACQUIRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV OF THIS AGREEMENT (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE ) OR IN THE ANCILLARY AGREEMENTS AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED FOR EXCLUSIVE REMEDIES SET FORTH IN Article IX.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 5.9           Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or Proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending or, to the Knowledge of Purchaser, threatened, before any court, Governmental Authority or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the Business or the Purchased Assets or ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.10         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 5.11         Solvency. Immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Purchaser will be Solvent.

Article VI

COVENANTS

Section 6.1           Information and Documents. (a) From and after the date hereof and pending Closing, upon reasonable advance notice, Seller shall (and shall cause each of its Affiliates to) (i) permit Purchaser and its Representatives to have reasonable access, during regular business hours to all offices and facilities, and the assets, books, records, agreements, documents, data, files and personnel of, and such other information relating to the Purchased Assets (including the Books and Records), (ii) furnish, or cause to be furnished, to Purchaser any financial and operating data and other information that is available with respect to Seller’s Purchased Assets as Purchaser from time to time reasonably requests and (iii) instruct the personnel, and their counsels and financial advisors to cooperate with Purchaser in its investigation of the Purchased Assets, including instructing its accountants to give Purchaser access to their work papers; provided, however, that no such access shall unreasonably interfere in any material respect with Seller’s or any of its Affiliate’s operation of business; and provided further that Seller may restrict the foregoing access to the extent that (A) in the opinion of Seller’s counsel (a copy of which is provided to Purchaser), any applicable Law requires Seller or any of its Affiliates to restrict or prohibit access to any information, (B) in the reasonable judgment of Seller, the disclosure of information would result in Seller or any of its Affiliates being in violation of confidentiality obligations to a third party, or (C) disclosure of any such information or document could result in the loss or waiver of the attorney-client privilege. If Seller seeks to withhold information from Purchaser for any reason permitted by this Section 6.1, Seller and Purchaser shall cooperate in good faith to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided. It is further agreed that, prior to Closing, except for announcements or filings required by applicable securities laws, Purchaser and its Representatives shall not make any announcements or statements targeted at, or otherwise communicate directly with, any of the customers, manufacturers or suppliers of Seller or its Affiliates, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization by Seller, which authorization shall not be unreasonably withheld, conditioned or delayed.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Prior to the Closing, all information received by Purchaser and given by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby shall be held by Purchaser and its Affiliates, agents and Representatives as “Confidential Information”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

Section 6.2           Conduct.

(a)          From and after the date hereof until the earlier of the date on which this Agreement is terminated pursuant to ARTICLE X and the Closing, except (1) as set forth on Schedule 6.2 of the Seller Disclosure Schedules or as otherwise required by this Agreement or (2) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller agrees that it shall (and shall cause its Affiliates to) Exploit the Product and maintain the Purchased Assets in the ordinary course of business, and use commercially reasonable efforts to preserve intact the Purchased Assets and related relationships with customers, suppliers and other third parties. From and after the date hereof until the Closing, except (x) as set forth on Schedule 6.2 of the Seller Disclosure Schedules or as otherwise required by this Agreement, or (y) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Seller covenants and agrees that, with respect to its Purchased Assets, it shall (and shall cause its Affiliates to):

(i)          not incur, create or assume any Lien, other than Permitted Encumbrances;

(ii)         not incur or suffer to exist any indebtedness except (A) for working capital borrowings incurred in the ordinary course of business, (B) incurrence of trade payables in the ordinary course of business or (C) indebtedness incurred in the ordinary course of business or (D) indebtedness incurred solely in connection with Retained Liabilities or Excluded Assets;

(iii)        not amend, modify or terminate any material term of, or waive any material right under, any Assumed Contract or amend or modify any agreement that would increase the liability of Purchaser under the Services Agreement;

(iv)        not enter into any Contract, agreement or commitment that would constitute an Assumed Contract if it were in effect on the date of this Agreement or would increase the liability of Purchaser under the Services Agreement;

(v)         not divest, sell, assign, license, transfer, abandon, cancel, convey, lease or otherwise dispose of any assets that would constitute Purchased Assets;

(vi)        not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Seller;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(vii)       not change the accounting policies or procedures except to the extent required to conform with GAAP;

(viii)      not settle any Proceeding (i) that would (A) materially affect the Exploitation of any Product after the Closing or adversely affect, in a material manner, the expected Net Sales or Gross Profit of the Product in respect of the period after the Closing or (B) result in its operations with respect to any Product being subject to any Governmental Order or other equitable relief or admission of wrongdoing or (ii) for an amount, individually or in the aggregate, exceeding [***]; provided, that clause (ii) shall not apply to any Proceeding that is solely related to a Retained Liability;

(ix)         submit all adverse event reports required to be submitted to any Governmental Authority under any Law;

(x)          not dispose of or permit to expire, terminate or otherwise lapse any rights in, to or for the use of any Purchased Intellectual Property that is material to the Exploitation of the Product;

(xi)         not grant any license, covenant not to sue or other right under any Purchased Intellectual Property;

(xii)        not offer any discounts or sales promotions other than as required under Contracts existing as of January 1, 2017;

(xiii)       not issue any purchase orders that would result in delivery of any additional Product; and

(xiv)      not authorize, agree or resolve or consent to any of the foregoing.

(b)          Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct any Seller’s or its Affiliate’s businesses or operations prior to the consummation of the transactions contemplated by this Agreement. Prior to the consummation of the transactions contemplated by this Agreement, Seller and Purchaser shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.3           Member Approvals; Efforts to Consummate Generally.

(a)          On or prior to the date hereof, Seller shall obtain all approvals of its and its Affiliates' members, board of managers or analogous governing body required to be obtained under Seller’s and its Affiliates organizational documents and applicable Law in order to consummate the transactions contemplated by this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Subject to the terms and conditions of this Agreement (and without limiting the requirements of Section 6.3, each Party shall use its reasonable best efforts to cause the Closing to occur as soon as possible after the date hereof, including (i) satisfying the conditions precedent set forth in Article VIII within the control of such Party and (ii) drafting, negotiating, executing and delivering to each other in good faith such other agreements, documents, instruments and/or certificates, and doing such other acts and things, as may be reasonably necessary or desirable for the implementation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(c)          Seller shall use commercially reasonable best efforts to give all notices to, make all filings with and obtain all third party consents, including the Required Third Party Consents, necessary to be obtained from any Persons (including Governmental Authorities) to consummate the transactions contemplated hereby and by the Ancillary Agreements without resulting in any breach or violation of, a default under, or an acceleration of any obligations or the creation of a Lien on the Product or the Purchased Assets (without the expenditure of any funds therefor other than filing, recordation or similar fees and related legal fees and expenses, which shall be borne by Seller).

(d)          Promptly following the Closing, Seller shall provide written notice to AstraZeneca UK Limited of the consummation of the transactions contemplated hereby, which notice shall be in form and substance mutually agreeable to Seller and Purchaser.

Section 6.4           Bulk Transfer Laws. Notwithstanding anything else to the contrary in this Agreement, Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

Section 6.5           Insurance. As of the Closing Date, the coverage under all insurance policies related to the Purchased Assets shall continue in force only for the benefit of Seller and not for the benefit of Purchaser or any of its Affiliates, except to the extent set forth herein. Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and, except in connection with enforcing its rights to indemnification pursuant to Article IX, agrees not to seek, through any means, to benefit from any of Seller’s insurance policies that may provide coverage for claims relating in any way to the Purchased Assets prior to the Closing.

Section 6.6           Trade Notification. Subject to the provisions set forth below, Seller and Purchaser shall agree on the method and content of the notifications to customers of the sale of the Purchased Assets to Purchaser. Seller and Purchaser agree that said notifications are to provide sufficient advance notice of the sale and the plans associated therewith.

Section 6.7           Seller-Labeled Product.

(a)          From and after Closing, Purchaser and its Affiliates may use, reproduce and display, and Seller hereby grants (effective upon Closing) to Purchaser and its Affiliates, a non-exclusive, paid-up and royalty-free right and license to use, reproduce and display, the NDC Numbers, company names, company marks and company trade dress of Seller and its Affiliates and distributors related to the Product (collectively, the “Seller Company Identifiers”), solely to the extent the foregoing are affixed to: (i) the Purchased Inventory of finished, packaged Product that are included in the Purchased Assets, or (ii) in respect of rebate coupons or other promotional materials related to Product bearing Seller’s NDC Numbers consistent with past practice; provided, that the license set forth in this Section 6.7(a) shall continue until Purchaser and its Affiliates have disposed of all such Purchased Inventory.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Except as set forth in Section 6.7(a), Purchaser and its Affiliates shall have no right under this Agreement to use any of the trademarks, service marks, brand names, certification marks, trade dress, logos or domain names containing the name of any Seller or any of their respective Affiliates or distributors, or any word or expression confusingly similar thereto or constituting an abbreviation or extension thereof or any logos containing or comprising the foregoing or any NDC Numbers of Seller or any of their respective Affiliates or distributors.

(c)          Immediately following the Closing, Seller shall destroy and/or cause the destruction of all Excluded Inventory and promptly provide Purchaser with written confirmation thereof.

(d)          Seller shall deliver to Purchaser copies of wholesaler inventory reports and an inventory report from [***], each as of the day prior to the Closing Date, no later than February 27, 2017.

Section 6.8           NDC Numbers.

(a)          As soon as reasonably possible, but in any event no later than nine (9) months after the Closing Date, Purchaser shall obtain a new NDC Number and labeler code for the Product. Purchaser, at its own expense, shall prepare and file with the FDA any and all reports, documents and materials, and take such other actions, as are necessary to undertake the foregoing.

(b)          Purchaser shall fully reimburse Seller and its Affiliates and distributors for any increased cost or Liability (including any returns, rebates or chargeback claims) incurred by them and associated with any changes in pricing, including any changes in wholesale acquisition cost, made by Purchaser or any of its Affiliates to any Product that bears an NDC Number of Seller or any of its Affiliates. Purchaser shall pay any such reimbursement within thirty (30) days of receiving a written request for such reimbursement from Seller, which shall be accompanied by supporting documentation that reasonably evidences the increased cost or Liability to be reimbursed. Purchaser shall notify Seller promptly of any such changes in pricing to a Product that bears an NDC Number of Seller or any of its Affiliates or distributors.

(c)          Purchaser shall fully cooperate with Seller and its Affiliates and distributors by providing whatever assistance, product sales and other information and access as may be required by Seller or any of its Affiliates or distributors to comply with any reporting obligations that arise as a result of the sale by Purchaser of Product bearing an NDC Number of Seller or any of its Affiliates, and to enable Seller and its Affiliates, one time within the period of 12 months from and after the date of last commercial sale to an end customer of Product bearing an NDC Number of Seller or any Affiliate thereof, to audit the books and records of Purchaser and its Affiliates with respect to any such sales (provided, that such audit takes place upon reasonable advance written notice to Purchaser, during normal business hours of Purchaser and does not materially interfere with Purchaser’s business). Purchaser represents and warrants that all Product sales and other information provided to Seller or any of its Affiliates or distributors in connection with the foregoing shall be accurate and complete in all material respects, and shall be calculated in accordance with applicable Laws and regulatory guidance.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          Subject to appropriate confidentiality protection, after the Closing Date and for a period of [***] years thereafter (except with respect to government claims not subject to a statute of limitations, such as Medicaid rebate claims, which shall continue as long as there is potential for a claim), Purchaser and its Affiliates shall reasonably cooperate (at Seller’s expense) with Seller and its Affiliates, distributors and Representatives, subject to confidentiality protections reasonably satisfactory to Purchaser, during normal business hours and upon reasonable advance notice, to provide reasonable access to records maintained by Purchaser and its Affiliates relating to Purchaser and its Affiliates’ distribution of Seller’s Seller-Labeled Product or related regulatory filing and reporting requirements and activities with respect to Seller’s Seller-Labeled Product, including, without limitation, government price reporting (“Distribution Activities”), to provide reports reasonably requested by Seller or its Affiliates or distributors regarding such records and information, and to permit copying at the expense of Seller or, for the purposes of (i) any financial reporting or Tax matters relating to Distribution Activities, (ii) any claims or litigation involving Distribution Activities or (iii) any investigation being conducted by any federal, state or local Governmental Authority relating to Distribution Activities.

Section 6.9           No-Shop.

(a)          From the date hereof until the Closing or earlier termination of this Agreement in accordance with the terms hereof, Seller and its Affiliates shall not, and shall not authorize or permit any of their Representatives to, directly or indirectly, (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal other than to state that Seller, its Affiliates and each of their Representatives are restricted from entering into, continuing or participating in such discussions or negotiations pursuant to the terms of this Section 6.9; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and its Affiliates shall immediately cease and cause to be terminated, and shall cause their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and shall revoke all access in favor of any Person (other than Purchaser and its Representatives) to any virtual data room established for the purposes of evaluating a potential acquisition of all or a part of the Purchased Assets or the Business. For purposes of this Section 6.9, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) the direct or indirect purchase, whether by sale, merger or otherwise, or license of all or any portion of the Purchased Assets (including by way of the purchase of the equity interests of Seller or any Affiliate thereof); or (ii) the disclosure, directly or indirectly, to any Person of any confidential information or data concerning the Purchased Assets or the Business except as necessary to conduct business in the ordinary course consistent with past practice.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Seller agrees that the rights and remedies for noncompliance with this Section 6.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.10         Certain Regulatory Matters. Promptly after the Closing and in any event within thirty (30) calendar days after the Closing, Seller and Purchaser shall make all appropriate filings and submissions with Governmental Authorities, including the Centers for Medicare & Medicaid Services, the Veteran's Administration and the FDA to transfer all regulatory responsibilities, if any (excluding all Retained Liabilities and except as contemplated by Section 6.8 (NDC Numbers) and the Services Agreement), attaching thereto of the Product, from Seller to Purchaser.

Section 6.11         Confidentiality. From and after the Closing:

(a)          The Confidentiality Agreement will terminate without further action by the parties thereto.

(b)          Seller shall treat (and shall cause each of its Affiliates to treat) as confidential and shall safeguard any and all information, knowledge and data included in the Purchased Assets by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(c)          Purchaser shall treat as confidential and shall safeguard any and all information, knowledge or data included in any information relating to the business of Seller, other than the Business, Product, the Purchased Assets or the Assumed Liabilities, and except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 6.11(c) shall prevent the disclosure of any such information, knowledge or data to any agents, advisors, directors, officers or employees of Purchaser to whom such disclosure is necessary or desirable in the conduct of Purchaser’s business if such Persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to comply with the provisions of this Section 6.11(c).

(d)          Purchaser and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(e)          In the event of a breach of the obligations hereunder by Purchaser or Seller, the non-breaching party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.11 in any court of competent jurisdiction.

Section 6.12         Know-How License. Effective as of the Closing, Seller hereby grants to Purchaser (on behalf of itself and its Affiliates) a perpetual, irrevocable, transferable (as set forth in this Section 6.12), sublicensable (as set forth in this Section 6.12), non-exclusive, paid-up, royalty-free, worldwide right and license to use and otherwise exploit the trade secrets, technical information, data and know-how owned by Seller or any Affiliate of Seller related to the Product (the “Licensed Know-How”) in developing, commercializing, manufacturing, using, packaging, marketing, promoting, importing, exporting, researching, transporting, selling and distributing the Product. Purchaser may (but it is not obligated to) transfer the foregoing license, and/or grant sublicenses thereunder, to (a) any of its Affiliates, and (b) any acquirer of any of the assets or business of Purchaser and its Affiliates relating to any of the Product.

Section 6.13         Correspondence. Seller authorizes Purchaser on and after the Closing Date to receive and open all mail and other communications received by Purchaser relating to the Purchased Assets and to deal with the contents of such communications in good faith and in a proper manner. Seller shall use commercially reasonable efforts to promptly deliver, or cause to be delivered, to Purchaser any mail or other communications received by Seller or any Affiliate of Seller from any Person (including the FDA) related to the Purchased Assets (including any mail or other communications in respect of the Product, the subject matter of this Agreement and the Ancillary Agreements).

Section 6.14         Pharmacovigilance. Prior to the Closing, Seller shall cooperate with Purchaser and shall facilitate and assist in negotiating arrangements between the third party that currently provides pharmacovigilance services to Seller and the third party that currently provides pharmacovigilance services to Purchaser for the reporting of adverse events and provision of other required regulating information with respect to the Product, all in form and substance reasonably satisfactory to Purchaser. Until such arrangements are in place, Seller shall promptly report adverse events to Purchaser to permit Purchaser to comply with applicable Law.

Section 6.15         [Reserved].

Section 6.16         Certain Financial Information. Within two (2) Business Days after Seller obtains audited Financial Statements for the year ended December 31, 2016, but not later than June 1, 2017, Seller shall deliver to Purchaser the audited Financial Statements of Seller for the year ended December 31, 2016, including a balance sheet, statement of operations and statement of income and cash flows certified by the Chief Financial Officer of Seller as (i) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) consistent with and were prepared from the books and records of Seller, and (iii) fairly presenting in all material respects the financial condition, results of its operations and income and cash flows of Seller as of the date thereof and for the period thereof, except as otherwise set forth in the notes thereto. In addition, no later than March 31, 2017, Seller shall deliver to Purchaser the unaudited Financial Statements of Seller for the year ended December 31, 2016, including a balance sheet, statement of operations and statement of income and cash flows certified by the Chief Financial Officer of Seller as (A) prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) consistent with and were prepared from the books and records of Seller, and (C) fairly presenting in all material respects the financial condition, results of its operations and income and cash flows of Seller as of the date thereof and for the period thereof, except as otherwise set forth in the notes thereto.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 6.17         Wrong-Pocket Assets. If at any time or from time to time after the Closing Date, a Seller any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other, shall receive or otherwise possess any asset (including cash) that should belong to Purchaser or its Affiliates, on the one hand, or Seller or its Affiliates, on the other, pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer in accordance with this Section 6.17, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

Section 6.18         Consultation and Cooperation. In connection with any claims with respect to, or enforcement of: (i) any of Seller’s rights under warranties, guaranties, indemnitees and similar rights against third parties, including any predecessors in title, to the extent related to the Exploitation of the Purchased Assets and the Product prior to the Closing Date, or (ii) any other rights, claims or causes of action of Seller against third parties in connection with the Exploitation of the Purchased Assets and the Product prior to the Closing Date, Seller hereby agrees to consult and reasonably cooperate in good faith with Purchaser prior to the commencement of any such claim or enforcement and Seller shall refrain from commencing any Proceeding or asserting any such right to the extent Purchaser in good faith concludes that any such claim or enforcement may reasonably be expected to have an adverse effect on the ability of Purchaser to Exploit the Purchased Assets and the Product in a manner consistent with Purchaser’s ordinary course of business with respect to the Purchased Assets and the Product.

Article VII

NON-COMPETE

Section 7.1           Non-Compete. For a period of seven (7) years from and after the Closing Date (the “Non-Compete Period”), neither Seller nor any Affiliate thereof (which, for the purposes of this Section 7.1, shall not include JCP IICI AIV, LP or any of its respective Affiliates) shall market or sell, or license to any other party the right to market or sell, the Product, or any “AB-rated” generic thereof, in the Territory (a “Competing Business”); provided, that, notwithstanding the foregoing, Seller and its Affiliates shall not be restricted from:

(a)          collectively owning less than five percent (5%) of any class of securities of any publicly traded company conducting a Competing Business if such securities are held as a passive investment; or

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          acquiring one or more Persons or businesses that include within its business a Competing Business, so long as (i) the Competing Business comprises no more than twenty-five percent (25%) of the acquired business (and is not reasonably expected to comprise more than twenty-five percent (25%) of the acquired business prior to the end of the Non-Compete Period), based on net sales attributable to such Competing Business as compared to the aggregate net sales of the acquired business as a whole, and (ii) Seller or its Affiliate, as applicable, completes the sale of the Competing Business within six (6) months of the acquisition; provided, however, that if such sale is subject to regulatory approval, then such six- (6) month period shall be extended until five (5) Business Days after all regulatory approvals have been received, but only to the extent that the parties to such sale are using commercially reasonable efforts to obtain any such approvals.

Article VIII

CONDITIONS TO CLOSING

Section 8.1           Conditions to the Obligations of Purchaser and Seller. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions precedent:

(a)          There shall be no Governmental Order in existence that prohibits or materially restrains the transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no Proceeding pending by any Governmental Authority seeking such a Governmental Order.

(b)          The transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof, by and between Holmdel Pharmaceuticals, LP and Purchaser shall be consummated, in accordance with the terms of such purchase agreement, concurrently with the Closing.

Section 8.2           Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions precedent:

(a)          The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which need be true and correct only as of such date), (disregarding for purposes of this clause (a) any Material Adverse Effect, materiality or similar qualifier contained in such other representations and warranties, other than the representations and warranties made in Section 4.5(a)). Purchaser shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller in such capacity, certifying as to the fulfillment of the foregoing.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing. Purchaser shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller in such capacity, certifying as to the fulfillment of the foregoing.

(c)          Seller shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b).

(d)          No event shall have occurred since the date hereof which has had a Material Adverse Effect.

Section 8.3           Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the following conditions precedent:

(a)          The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date). Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser in such capacity, certifying as to the fulfillment of the foregoing.

(b)          Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing. Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser in such capacity, certifying as to the fulfillment of the foregoing.

(c)          Purchaser and its Affiliates shall have made or caused to be made delivery to Seller of the items required by Section 3.1(c).

Section 8.4           Frustration of Closing Conditions. Neither of Seller or Purchaser may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

Article IX

INDEMNIFICATION

Section 9.1           Indemnification by Seller. Subject to the provisions of this Article IX, from and after the Closing, Seller agrees to and shall defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses to the extent arising out of or related to:

(a)          any breach of any representation or warranty of Seller or any Affiliate of Seller contained in this Agreement or any Ancillary Agreement, or any failure to perform or breach by Seller or an Affiliate of Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement that by their express terms contemplate performance prior to or on the Closing Date;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          any failure of Seller or any Affiliate of Seller to perform or any breach by Seller or any Affiliate of Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement that by their terms expressly contemplate performance after the Closing Date; or

(c)          any Retained Liability.

Section 9.2           Indemnification by Purchaser. Subject to the provisions of this Article IX, from and after the Closing, Purchaser agrees to and shall defend, indemnify and hold harmless Seller and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or related to:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement, or any failure to perform or breach by Purchaser of any of its covenants or agreements in this Agreement or any Ancillary Agreement that by their express terms contemplate performance prior to or on the Closing Date;

(b)          any failure to perform or breach by Purchaser of any of its covenants or agreements in this Agreement or any Ancillary Agreement that by their terms expressly contemplate performance after the Closing Date;

(c)          any Assumed Liability, or

(d)          the Exploitation of the Product by the Purchaser following the Closing (except for Liabilities expressly agreed to be borne by Seller pursuant to this Agreement or any Ancillary Agreement).

Section 9.3           Notice of Direct Claims. (a) If any of the Persons to be indemnified under this Article IX (the “Indemnified Party”) has suffered or incurred any Loss subject to indemnification under this Article IX that does not involve a Third Party Claim, the Indemnified Party shall so notify the Party responsible for providing indemnification therefor under this Agreement (the “Indemnifying Party”) promptly in a writing describing such Loss, the basis for indemnification hereunder, the amount or estimated amount of such Loss, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred (an “Indemnity Notice”). A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.3 shall not limit the obligation of the Indemnifying Party under this Article IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby or (ii) as provided by Section 9.5. In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article IX, the Indemnifying Party shall, subject to the provisions of Section 9.6, promptly (but, in any event, within 30 calendar days) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party; provided, that the Indemnifying Party may defer making such payment if it objects in a written statement to the claim made in an Indemnity Notice and delivers such statement to the Indemnifying Party prior to the expiration of such 30- calendar day period; provided, further that an Indemnifying Party’s failure to object within such 30- calendar day period to any claim set forth in an Indemnity Notice shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim. If an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnity Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 calendar days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the parties with respect to each of such claims. If no such agreement can be reached after such 20- calendar day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate a Proceeding for purposes of having the matter settled in accordance with the terms of this Agreement.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Except when a notice, report or other filing must be filed immediately pursuant to applicable Law, Purchaser shall provide notice and an opportunity to comment to Seller before Purchaser files any report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of Section 9.1. In the event Purchaser is required to file a report, notification or filing immediately, Purchaser shall, to the extent permitted by Law provide simultaneous notice to Seller when it submits such report, notification or filing to the applicable Governmental Authority.

Section 9.4           Third Party Claims.

(a)          If any Proceeding is instituted by or against a third party with respect to which the Indemnified Party intends to seek indemnity under this Article IX (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and tender to the Indemnifying Party the conduct or defense of such Third Party Claim. A failure by the Indemnified Party to give notice and to tender the conduct or defense of the Third Party Claim in a timely manner pursuant to this Section 9.4 shall not limit the obligation of the Indemnifying Party under this Article IX, except (i) to the extent such Indemnifying Party is materially prejudiced thereby, (ii) with respect to out-of-pocket expenses incurred during the period in which notice was not provided, and (iii) if such notice is not given within the applicable time period provided under Section 9.5

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim as provided herein. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, in all appropriate proceedings, to a final conclusion or settlement in accordance with this Section 9.4(b). The Indemnifying Party shall use reasonably diligent and good faith efforts to defend or prosecute such Third Party Claim and shall keep the Indemnified Party reasonably advised of the status of such claim and defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; however, neither Party shall enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any admission of liability by or other obligation on the part of the Indemnified Party or sanction or restriction upon the conduct or operation of any business by the Indemnified Party or its Affiliates and (iii) the settlement does not require any payment to be made by the Indemnified Party to any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have, in the opinion of legal counsel, materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement.

(c)          If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b) within thirty (30) calendar days after receipt of any Claim Notice, then the Indemnified Party shall defend, and be reimbursed by the Indemnifying Party for its reasonable cost and expense in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party; provided, that if it is ultimately determined that the Indemnified Party would not be entitled to indemnification hereunder, even if the facts alleged in the Third Party Claim were true as alleged, the Indemnified Party shall promptly repay in full such reimbursed amounts to the Indemnifying Party. In the circumstances described in this Section 9.4(c), the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)          If requested by the Party controlling the defense of a Third Party Claim, the other Party agrees, at the sole cost and expense of such controlling Party (but only if the controlling Party is actually entitled to indemnification hereunder), to cooperate with the controlling Party and its counsel in contesting any Third Party Claim being contested, including providing access to documents, records and information. In addition, the Party that is not controlling the defense will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. The Party not controlling the defense also agrees to cooperate with the controlling Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 9.5           Expiration. Each Party’s obligation to indemnify any Indemnified Party under this Article IX shall expire and terminate as follows, unless a claim therefor is asserted in writing in accordance with the terms of this Agreement prior to the applicable survival date, failing which such claim shall be waived and extinguished: the date that is (i) thirty (30) days after the statute of limitations expires with respect to any claim for indemnification under based on a breach of Section 4.1, Section 4.2, Section 4.10(a), Section 5.1, or Section 5.2 (“Fundamental Representations”), (ii) twelve (12) months from the Closing Date, in the case of any claim for indemnification based on the representations or warranties of the other Party contained in this Agreement other than the Fundamental Representations and Section 4.16, or (iii) the [***] anniversary of the Closing Date in the case of indemnification for a breach of Section 4.16 or in respect of any other matter not addressed in the foregoing sub-clauses (i) or (ii) or (iii), excluding claims related to Section 9.1(b), Section 9.1(c), Section 9.2(b), Section 9.2(c) or Section 9.2(d). Each Party’s obligation to indemnify any Indemnified Party in connection with Section 9.1(b), Section 9.1(c), Section 9.2(b), Section 9.2(c) or Section 9.2(d), as applicable, shall, in each case, survive indefinitely. For the avoidance of doubt, none of the covenants or agreements contained in this Agreement shall survive the Closing other than those that by their terms expressly contemplate performance after the Closing Date, which such covenants and agreements shall survive the Closing until fully performed.

Section 9.6           Limitations on Indemnification and other Matters.

(a)          De Minimis. Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be required to indemnify, defend or hold harmless any Indemnified Party pursuant to Section 9.1(a) or Section 9.2(a) against, or reimburse any Indemnified Party for, any Losses with respect to any individual claims (or series of related claims) unless such claim (or series of claims) involves Losses in excess of [***] (nor shall such item be applied to or considered for purposes of calculating the Indemnity Threshold).

(b)          Threshold. Except for Losses arising out of a breach of a Fundamental Representation, no Indemnifying Party shall be liable to provide indemnification pursuant to Section 9.1(a) or Section 9.2(a) for any Losses suffered by any Indemnified Party unless the aggregate of all Losses suffered by the Indemnified Parties exceeds, on a cumulative basis, an amount equal to [***] (the “Indemnity Threshold”), and then an Indemnifying Party shall only be liable to provide indemnification to the extent of any such excess Losses.

(c)          Cap. In no event shall any Indemnified Party be liable to provide indemnification pursuant to Article IX for Losses in the aggregate in excess of an amount equal to [***] (the “Cap”), other than with respect to claims for indemnification for Losses arising out of any Retained Liability or the breach of a Fundamental Representation, fraud or intentional misconduct of an Indemnifying Party in respect of a provision of this Agreement. In no event shall an Indemnifying Party be liable for Losses in excess of an aggregate amount equal to the Purchase Price.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          Waiver. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(e)          Read Out of Materiality Qualifiers. Solely for purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations (other than Section 4.5(a) above), warranties, covenants and agreements herein shall be disregarded.

(f)          Exclusion of Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT TO THE EXTENT ARISING OUT OF OR ASSERTED IN A THIRD PARTY CLAIM OR ARISING OUT OF A RETAINED LIABILITY OR AN ASSUMED LIABILITY OR FRAUD OR INTENTIONAL MISCONDUCT, NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, TREBLE, REMOTE, SPECIAL, EXEMPLARY, OPPORTUNITY COST, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR, MEASURED BY OR BASED ON LOST PROFITS, LOSS OF REVENUE OR INCOME, DIMUNITION IN VALUE, MULTIPLE OR EARNINGS, PROFITS OR CASH FLOWS, OR OTHER SIMILAR MEASURES OR FOR ANY LOSS OF BUSINESS REPUTATION OR OPPORTUNITY THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF.

(g)          Adjustment to Purchase Price. Seller and Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (including all payments made pursuant to Section 2.7(g) or Article IX) as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Tax Law.

Section 9.7           Losses Net of Insurance, Etc. Any indemnifiable Losses with respect to any matter shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clauses (i) and (ii), a “Collateral Source”), in each case net of any costs of recovery or collection from any such Collateral Source. No Indemnifying Party shall have an indemnification payment obligation in respect of any contingent liability unless and until such liability becomes due and payable.

Section 9.8           Reimbursement. If an Indemnified Party recovers an amount from a Collateral Source in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received from the third party in respect thereof, net of all costs associated with the recovery thereof, up to the amount of the Loss paid by the Indemnifying Party.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 9.9           Subrogation. If the Indemnifying Party makes any payment on any Loss pursuant to Section 9.1 or Section 9.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim. Without limiting the generality or effect of any other provision hereof, each Indemnified Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein and otherwise reasonably cooperate in the prosecution of such claims (at the expense of the Indemnifying Party).

Section 9.10         Sole Remedy/Waiver. Should the Closing occur, the remedies provided for in this Article IX shall be the sole and exclusive remedies of any Indemnified Party in respect of this Agreement, the Ancillary Agreements, the Purchased Assets, the Product, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Ancillary Agreements, other than (i) for actions for specific performance or other equitable remedies or (ii) for claims against a Party directly arising out of the fraud or intentional misconduct of such Party. In furtherance of the foregoing, each Party hereby waives (on behalf of itself and the relevant Indemnified Parties) any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.10, and each Party hereby waives (on behalf of itself and the relevant Indemnified Parties) for periods following the Closing any and all rights, claims or causes of action it or its Affiliates or relevant Indemnified Parties may have (other than pursuant to this ARTICLE IX or as described in clauses (i) or (ii) of this Section 9.10) against the other Party or its Affiliates or Representatives.

Article X

TERMINATION

Section 10.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by written agreement of Purchaser and Seller;

(b)          by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to March 31, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Parties to consummate the Closing by such date;

(c)          by Seller, if any of the representations or warranties of Purchaser set forth in this Agreement shall not be true and correct, or if Purchaser has failed to perform any covenant or agreement on the part of such Purchaser set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Purchaser;

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(d)          by Purchaser, if any of the representations or warranties of Seller  set forth in this Agreement shall not be true and correct, or if Seller has failed to perform any covenant or agreement on the part of Seller set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the conditions to the Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Seller; or

Section 10.2          Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees; provided, that (i) no such termination shall relieve the obligations of the Parties hereto contained in this Section 10.2 and in Section 6.1(b) (“Information and Documents”), Section 11.1 (“Notices”), Section 11.6 (“Public Disclosure”), Section 11.7 (“Return of Information”), Section 11.8 (“Expenses, Transfer Taxes and Property Taxes”), Section 11.10 (“Governing Law; Jurisdiction”), Section 11.11 (“Waiver of Jury Trial”), and Section 11.16 (“Non-Recourse”) hereof and (ii) nothing herein shall relieve any Party from Liability for any breach of any representation, warranty or covenant set forth in this Agreement prior to such termination.

(b)          In the event this Agreement shall be terminated and at such time any Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder or otherwise under applicable Law. The damages recoverable by the non-defaulting Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

Article XI

MISCELLANEOUS

Section 11.1         Notices.

(a)          All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted (except if not a Business Day then the next Business Day) via facsimile to the number set out below (with transmission confirmed) or to the address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address or facsimile number set forth below, unless another address or facsimile number has been previously specified in writing by such Party:

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

To Seller:

Cranford Pharmaceuticals, LLC
11 Commerce Drive, 1st Floor
Cranford, New Jersey 07016
Facsimile: [Fax number]

Attn: Greg Ford, President

with a copy to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Facsimile: [Fax number]

Attn: Michael J. Lerner

to Purchaser:

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, MN 56623

Telephone: [Tel. number]
Facsimile: [Fax number]

Attn: Arthur Przybyl

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020

Telephone: [Tel. number]
Facsimile: [Fax number]

Attn: Paul A. Gajer

(b)          This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of Purchaser and Seller.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 11.2         Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3         Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement; provided, that (i) either Party may assign all or part of its rights under this Agreement without consent to any of its Affiliates, in each case, so long as such assigning Party shall remain liable in full for the performance of its obligations hereunder and for any breach thereof by its assignee, and (ii) Purchaser may assign all or part of its rights under this Agreement to any third party to whom it sells the Product in a single transaction.

Section 11.4         Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 11.5         Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, provided, that (i) the provisions of Article IX shall inure to the benefit of the Indemnified Parties and (ii) the provisions of Section 11.17 shall inure to the benefit of the Persons referenced therein.

Section 11.6         Public Disclosure. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance with respect thereto.

Section 11.7         Return of Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a)          notwithstanding anything in the Confidentiality Agreement to the contrary, Purchaser shall return to Seller or destroy all documents and other material received by Purchaser, its Affiliates and their respective Representatives from Seller, or any of its respective Affiliates, relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof; and

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          all confidential information received by Purchaser, its Affiliates and their respective Representatives with respect to a Seller, or any of its respective Affiliates, the Purchased Assets and the Assumed Liabilities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

Section 11.8         Expenses, Transfer Taxes and Property Taxes. (a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, all Transfer Taxes shall be paid 50% by Purchaser and 50% by Seller.

(b)          In the case of any taxable period that includes (but does not end on) the Closing Date, real, personal and intangible property Taxes and similar Taxes imposed with respect to the Purchased Assets (“Property Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis. Seller shall be responsible for any Property Taxes for the Pre-Closing Period and Purchaser shall be responsible for any Property Taxes for the Post-Closing Period. Seller and Purchaser shall promptly reimburse each other in accordance with such allocation for any such Property Taxes which any Party is required to pay under applicable Law. Liability for any fees payable to any Governmental Authority with respect to the Purchased Assets shall be allocated in the same manner.

Section 11.9         Schedules. The disclosure of any matter in the Disclosure Schedule shall be deemed to be a disclosure with respect to any other section or subsection of ARTICLE IV of this Agreement with respect to which its relevance is reasonably apparent on its face, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 11.10         Governing Law; Jurisdiction. (a) This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          Any Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby shall be heard and determined in the courts of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 11.10 and shall not be deemed to confer rights on any Person other than the Parties hereto. Each Party hereto agrees that the service of process upon such Party in any Proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 11.1. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Agreement may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such judgment shall be conclusive evidence of the fact and amount of such judgment.

Section 11.11         WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING (whether in contract, in tort, at law or otherwise) BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.12         Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 11.13         Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

Section 11.14         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.15         Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Proceeding or Proceedings for damages but also by an Proceeding or Proceedings for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 11.16         Non-Recourse.

(a)          This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party (or, in the case of Article VI and Article VII, the relevant Affiliates of Seller). Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement) (or, in the case of Article VI and Article VII,, the relevant Affiliates of Seller), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith (except with respect to claims of fraud or intentional misconduct).

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

(b)          The provisions of this Section 11.16 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys and other Representatives of the Parties hereto, and each such Person shall be a third party beneficiary of this Section 11.16.

Section 11.17         Conflict of Interest.

(a)          Lowenstein Sandler LLP (“Lowenstein”) shall be permitted to represent Seller after the Closing in connection with any matter relating to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, after the Closing, Lowenstein shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation or transaction with Purchaser or any of its agents or Affiliates under or relating to this Agreement, the transactions contemplated hereby, and any related matter.

(b)          Dentons US LLP (“Dentons”) shall be permitted to represent Purchaser after the Closing in connection with any matter relating to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, after the Closing, Dentons shall be permitted to represent Purchaser, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation or transaction with Seller or any of its agents or Affiliates under or relating to this Agreement, the transactions contemplated hereby, and any related matter.

[Remainder of Page Intentionally Left Blank]

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

CRANFORD PHARMACEUTICALS, LLC

By:	/s/ J. Gregory Ford
Name: J. Gregory Ford
Title: President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential Portions are marked: [***]

ANI PHARMACEUTICALS, INC.

By:	/s/ Stephen Carey
Name: Stephen Carey
Title: VP & CFO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]